                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2 )*


                           Select Comfort Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    81616X103
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]   Rule 13d-1(b)
[ ]   Rule 13d-1(c)
[X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (3-98)                Page 1 of 14 pages

CUSIP No. 81616X103                   13G                     Page 2 of 14 pages
--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Consumer Venture Partners I, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                          (a)[ ]
                                                                          (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
    NUMBER OF      5    SOLE VOTING POWER

     SHARES             -0- Shares
                 ---------------------------------------------------------------
  BENEFICIALLY     6    SHARED VOTING POWER

    OWNED BY            -0- Shares
                 ---------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER

    REPORTING           -0- Shares
                 ---------------------------------------------------------------
     PERSON        8    SHARED DISPOSITIVE POWER

      WITH:             -0- Shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        -0- Shares
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
--------------------------------------------------------------------------------

SEC 1745 (2/92)                Page 2 of 14 pages

CUSIP No. 81616X103                   13G                     Page 3 of 14 pages
--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Consumer Venture Associates, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                          (a)[ ]
                                                                          (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
    NUMBER OF      5    SOLE VOTING POWER

     SHARES             -0- Shares
                 ---------------------------------------------------------------
  BENEFICIALLY     6    SHARED VOTING POWER

    OWNED BY            -0- Shares
                 ---------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER

    REPORTING           -0- Shares
                 ---------------------------------------------------------------
     PERSON        8    SHARED DISPOSITIVE POWER

      WITH:             -0- Shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        -0- Shares
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
--------------------------------------------------------------------------------

                               Page 3 of 14 pages

CUSIP No. 81616X103                   13G                     Page 4 of 14 pages
--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Consumer Venture Partners II, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                          (a)[ ]
                                                                          (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
    NUMBER OF      5    SOLE VOTING POWER

     SHARES             -0- Shares
                 ---------------------------------------------------------------
  BENEFICIALLY     6    SHARED VOTING POWER

    OWNED BY            1,962,801 Shares
                 ---------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER

    REPORTING           -0- Shares
                 ---------------------------------------------------------------
     PERSON        8    SHARED DISPOSITIVE POWER

      WITH:             1,962,801 Shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,962,801 Shares
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.8%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
--------------------------------------------------------------------------------

                               Page 4 of 14 pages

CUSIP No. 81616X103                   13G                     Page 5 of 14 pages
--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Consumer Venture Associates II, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                          (a)[ ]
                                                                          (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
    NUMBER OF      5    SOLE VOTING POWER

     SHARES             -0- Shares
                 ---------------------------------------------------------------
  BENEFICIALLY     6    SHARED VOTING POWER

    OWNED BY            1,962,801 Shares
                 ---------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER

    REPORTING           -0- Shares
                 ---------------------------------------------------------------
     PERSON        8    SHARED DISPOSITIVE POWER

      WITH:             1,962,801 Shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,962,801 Shares
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.8%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
--------------------------------------------------------------------------------

                               Page 5 of 14 pages

CUSIP No. 81616X103                   13G                     Page 6 of 14 pages
--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Pearson C. Cummin III
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                          (a)[ ]
                                                                          (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States of America
--------------------------------------------------------------------------------
    NUMBER OF      5    SOLE VOTING POWER

     SHARES             18,099 Shares
                 ---------------------------------------------------------------
  BENEFICIALLY     6    SHARED VOTING POWER

    OWNED BY            1,962,801 Shares
                 ---------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER

    REPORTING           18,099 Shares
                 ---------------------------------------------------------------
     PERSON        8    SHARED DISPOSITIVE POWER

      WITH:             1,962,801 Shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,980,900 Shares
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.9%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
--------------------------------------------------------------------------------

                               Page 6 of 14 pages

CUSIP No. 81616X103                   13G                     Page 7 of 14 pages
--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Christopher P. Kirchen
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                          (a)[ ]
                                                                          (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States of America
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER
    NUMBER OF           179,398 Shares (includes 12,695 Shares issuable
                        pursuant to options exercisable within 60 days of
     SHARES                      December 31, 2001).
                 ---------------------------------------------------------------
  BENEFICIALLY     6    SHARED VOTING POWER

    OWNED BY            1,962,801 Shares
                 ---------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER
                        179,398 Shares (includes 12,695 Shares issuable
    REPORTING           pursuant to options exercisable within 60 days of
                        December 31, 2001).
     PERSON      ---------------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER
      WITH:
                        1,962,801 Shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,142,199 Shares
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        11.8%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
--------------------------------------------------------------------------------

                               Page 7 of 14 pages

Item 1(a).        Name of Issuer:  Select Comfort Corporation

Item 1(b). Address of Issuer's Principal Executive Offices: 6105 Trenton Lane North, Minneapolis, MN 55442

Item 2(a).        Names of Persons Filing:  Consumer Venture Partners I, L.P.
                  ("CVP I"), Consumer Venture Associates, L.P. ("Consumer Associates"), Consumer Venture Partners II, L.P. ("CVP II"), Consumer Venture Associates II, L.P. ("Consumer Associates II"), Pearson C. Cummin III and Christopher P. Kirchen. Messrs. Cummin and Kirchen (collectively, the "General Partners") are the general partners of each of Consumer Associates, the sole general partner of CVP I, and Consumer Associates II, the sole general partner of CVP II.

Item 2(b).        Address of Principal Business Office or, if None, Residence:
                  The address of the principal business office of CVP I, CVP II, Consumer Associates, Consumer Associates II and each of the General Partners is c/o BEV Capital, One Stamford Plaza, 263 Tresser Boulevard, 16th Floor, Stamford, CT 06901.

Item 2(c). Citizenship: CVP I, CVP II, Consumer Associates and Consumer Associates II are limited partnerships organized under the laws of the State of Delaware. Each of the General Partners is a United States citizen.

Item 2(d).        Title of Class of Securities:  Common Stock, $.01 par value.

Item 2(e).        CUSIP Number:  81616X103

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                  Not Applicable. This Schedule 13G is not being filed pursuant to Rule 13d-1(b) or Rule 13d-2(b) or (c).

Item 4.           Ownership.

                  (a) Amount Beneficially Owned: CVP I and Consumer Associates are each the record owner of 0 shares. CVP II is the record owner of 1,962,801 shares. As the sole general partner of CVP II, Consumer Associates II may be deemed to own beneficially the 1,962,801 shares of Common Stock held of record by CVP II. Additionally, in their capacities as individual general partners of Consumer Associates II, each of the General Partners may be deemed to own beneficially the 1,962,801 shares of Common Stock held of record by CVP II. Mr. Cummin is also the record owner of 17,596 shares of Common Stock and, in addition, Mr. Cummin may be deemed to beneficially own 503 shares of Common Stock held by the Pearson C. Cummin III Profit Sharing Plan. Mr. Kirchen is also the record owner 153,093 shares of Common Stock (which includes options to purchase 12,695 shares of common stock exercisable within 60 days of December 31, 2001). Additionally, Mr.


                               Page 8 of 14 pages

SEC 1745 (2/92)

                           Kirchen may be deemed to beneficially own 26,305 shares of Common Stock held by the Christopher P. Kirchen IRA.

                  (b)      Percent of Class: CVP I: 0%; CVP II: 10.8%; Consumer
                           Associates: 0%; Consumer Associates II: 10.8%; Mr.
                           Cummin: 10.9%; Mr. Kirchen: 11.8%. The foregoing percentages are calculated based on the 18,190,634 shares of the Issuer's Common Stock reported to be outstanding by the Issuer on September 29, 2001 as reported in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2001.

                  (c)      Number of shares as to which such person has:

                           (i) Sole power to vote or to direct the vote: 0 shares for CVP I, 0 shares for Consumer Associates, 0 shares for CVP II, 0 shares for Consumer Associates II, 18,099 shares for Mr. Cummin and 179,398 shares for Mr. Kirchen.

                           (ii)     Shared power to vote or to direct the vote:
                                    CVP I: 0 shares; CVP II: 1,962,801 shares;
                                    Consumer Associates: 0 shares; Consumer
                                    Associates II: 1,962,801 shares; Mr. Cummin:
                                    1,962,801 shares; and Mr. Kirchen: 1,962,801
                                    shares.

                           (iii) Sole power to dispose or to direct the disposition of: 0 shares for CVP I, 0 shares for Consumer Associates, 0 shares for CVP II, 0 shares for Consumer Associates II, 18,099 shares for Mr. Cummin and 179,398 shares for Mr. Kirchen.

                           (iv) Shared power to dispose or to direct the disposition of: CVP I: 0 shares; CVP II:
                                    1,962,801 shares; Consumer Associates: 0
                                    shares; Consumer Associates II: 1,962,801 shares; Mr. Cummin: 1,962,801 shares; and Mr. Kirchen: 1,962,801 shares.

                  Each of CVP I, CVP II, Consumer Associates, Consumer Associates II and each of the General Partners expressly disclaims beneficial ownership of any shares of Common Stock of Select Comfort Corporation reported herein to be beneficially owned by them, except in the case of CVP II, for the 1,962,801 shares which it holds of record, in the case of Mr. Cummin, for the 17,596 shares which he holds of record and the 503 shares of Common Stock held by the Pearson C. Cummin III Profit Sharing Plan and in the case of Mr. Kirchen the 153,093 shares which he holds of record (which includes his options to purchase 12,695 shares of common stock exercisable within 60 days of December 31, 2001) and the 26,305 shares of Common Stock held by the Christopher P. Kirchen IRA.

Item 5.           Ownership of Five Percent or Less of a Class.

                  CVP I and Consumer Associates own less than 5% of the outstanding Common Stock of the Issuer.


                               Page 9 of 14 pages

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                  Not Applicable

Item 8.           Identification and Classification of Members of the Group.

                  Not applicable. CVP I, CVP II, Consumer Associates, Consumer Associates II and each of the General Partners expressly disclaim membership in a "group" as defined in Rule 13d - 1(b)(1)(ii)(J).

Item 9.           Note of Dissolution of Group.

                  Not Applicable.

Item 10.          Certification.

                  Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).


                               Page 10 of 14 pages

                                    SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:    February 12, 2002

CONSUMER VENTURE PARTNERS I, L.P.

By:      Consumer Venture Associates, L.P.

         By:               *
             --------------------------------
               Pearson C. Cummin III
               General Partner

CONSUMER VENTURE ASSOCIATES, L.P.

By:               *
   ------------------------------------------
      Pearson C. Cummin III
      General Partner

CONSUMER VENTURE PARTNERS II, L.P.

By:      Consumer Venture Associates II, L.P.

         By:               *
            ---------------------------------
               Pearson C. Cummin III
               General Partner

CONSUMER VENTURE ASSOCIATES II, L.P.

By:               *
   ------------------------------------------
      Pearson C. Cummin III
      General Partner

                  *
---------------------------------------------
Pearson C. Cummin III

         /s/ Christopher P. Kirchen
--------------------------------------------
Christopher P. Kirchen

                                         *By:   /s/ Christopher P. Kirchen
                                             -----------------------------------
                                              Christopher P. Kirchen
                                              Attorney-in-Fact

--------------------------------------------------------------------------------
This Schedule 13G was executed by Christopher P. Kirchen pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 16, 1993, in connection with a Schedule 13G for Natural Wonders, Inc., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.


                               Page 11 of 14 pages